Exhibit 3.1

AMENDMENT NO. 5 TO THE

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF

DCP MIDSTREAM, LP

This Amendment No. 5 (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of DCP Midstream, LP, dated effective as of November 1, 2006 (as amended previously through the date hereof, the “Partnership Agreement”), is entered into and is effective as of November 20, 2017, by DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), in its capacity as the general partner of the Partnership, pursuant to the authority granted to the General Partner in Article XIII of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

A. Section 5.6 of the Partnership Agreement provides that (i) the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities for any Partnership purpose at any time and from time to time to such Persons and for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners, and (ii) the General Partner shall take all actions that it determines to be necessary or appropriate in connection with all additional issuances of, and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of, Partnership Securities pursuant to the terms of the Partnership Agreement;

B. Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of the issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement;

C. The General Partner has determined that the creation of the Series A Preferred Units will be in the best interests of the Partnership;

D. The General Partner has determined that issuance of the Series A Preferred Units complies with the requirements of the Partnership Agreement;

E. The General Partner has determined, pursuant to Section 13.1(g) of the Partnership Agreement, that the amendments to the Partnership Agreement set forth herein (other than Section 9.3) are necessary or appropriate in connection with the authorization of the issuance of the Series A Preferred Units;

F. Section 13.1(d)(i) provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect;

G. Section 13.1(d)(ii)(A) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines is necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act); and

H. The General Partner has determined that the following amendment to Section 9.3 of the Partnership Agreement are necessary or appropriate to satisfy certain requirements, conditions or guidelines contained in the Code and the Treasury Regulations promulgated thereunder and do not adversely affect the Limited Partners in any material respect.

AMENDMENT

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1. Amendments.

(a) Section 1.1 of the Partnership Agreement is hereby amended to add or restate, as applicable, the following definitions:

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each fiscal year of the Partnership, (a) increased by any amounts that such Partner is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, a Class B Unit, a Series A Preferred Unit or an Incentive Distribution Right or any other Partnership Interest shall be the amount that such Adjusted Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Class B Unit, Series A Preferred Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Series A Preferred Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Arrears” means that the full cumulative Series A Preferred Distributions through the most recent Series A Preferred Distribution Payment Date have not been paid on all Outstanding Series A Preferred Units.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) if the General Partner so determines, all or any portion of any additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter, less

(b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject, (iii) provide funds for Series A Preferred Distributions and (iv) provide funds for distributions under Section 6.4 or 6.5 in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iv) above if the effect of such reserves would be that the Partnership is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of Colorado or New York shall not be regarded as a Business Day.

“Calculation Agent” means a bank, trust company or other Person as may be appointed from time to time by the General Partner to act as calculation agent for the Series A Preferred Units.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of a General Partner Unit, a Common Unit, a Subordinated Unit, a Class B Unit, a Series A Preferred Unit, an Incentive Distribution Right or any Partnership Interest shall be the amount that such Capital Account would be if such General Partner Unit, Common Unit, Subordinated Unit, Class B Unit, Series A Preferred Unit, Incentive Distribution Right or other Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such General Partner Unit, Common Unit, Class B Unit, Series A Preferred Unit, Subordinated Unit, Incentive Distribution Right or other Partnership Interest was first issued.

“Certificate” means (a) a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or (b) a certificate, in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities.

“Change of Control” means the occurrence of either of the following after the Series A Preferred Original Issue Date: (a) the direct or indirect lease, sale, transfer, conveyance or other disposition (other than by way of merger, consolidation or business combination), in one or a series of related transactions, of all or substantially all of the properties or assets of the Partnership and the Partnership’s Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act); or (b) the consummation of any transaction (including, without limitation, any merger, consolidation or business combination), the result of which is that any Person, other than the Partnership, the General Partner, DCP Midstream, LLC and Phillips 66 and Enbridge Inc. and their respective Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the voting interests of the Partnership, the General Partner, or DCP Midstream, LLC, measured by voting power rather than percentage of interests.

“Change of Control Triggering Event” means the occurrence of a Change of Control that is accompanied or followed by either a downgrade by one or more gradations (including both gradations within ratings categories and between ratings categories) or withdrawal of the rating of the Series A Preferred Units within the Ratings Decline Period (in any combination) by all three Named Rating Agencies, as a result of which the rating of the Series A Preferred Units on any day during such Ratings Decline Period is below the rating by all three Named Rating Agencies in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

“Common Unit” means a Partnership Security representing a fractional part of the Partnership Interests of all Limited Partners and Assignees, and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a (a) Subordinated Unit or a Class B Unit or (b) a Class C Unit, Class D Unit or a Series A Preferred Unit in each case prior to its conversion into a Common Unit pursuant to the terms hereof except to the extent specified herein.

“Common Unit Price” means (a) the amount of cash consideration per Common Unit, if the consideration to be received in the Change of Control by the holders of Common Units is solely cash; and (b) the average of the closing prices for Common Units on the New York Stock Exchange (or other National Securities Exchange on which the Common Units are then trading) for the ten consecutive trading days immediately preceding, but not including, the Series A Change of Control Conversion Date, if the consideration to be received in the Change of Control by the holders of Common Units is other than solely cash.

“Fitch” means Fitch Ratings, Ltd.

“Limited Partner” means, unless the context otherwise requires, the Organizational Limited Partner prior to its withdrawal from the Partnership, each Initial Limited Partner, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as limited partner of the Partnership; provided, however, that when the term “Limited Partner” is (a) used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right (solely with respect to its Incentive Distribution Rights and not with respect to any other Limited Partner Interest held by such Person) except as may otherwise be required by law and (b) used herein in the context of any vote or other approval, including without limitation Articles XIII (other than Sections 13.3(b) and (c), 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.11, 13.12(b) and (c)) and XIV, such term shall not, solely for such purpose, include a Series A Preferred Unitholder with respect to its Series A Preferred Units.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership, which may be evidenced by Common Units, Class B Units, Class C Units, Class D Units, Series A Preferred Units, Subordinated Units, Incentive Distribution Rights, or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is (a) used herein in the context of any vote or other approval, including Articles XIII and XIV, such term shall not, solely for such purpose, include any Incentive Distribution Right with respect to such Incentive Distribution Right except as may otherwise be required by law and (b) used herein in the context of any vote or other approval, including without limitation Articles XIII (other than Sections 13.3(c), 13.4, 13.5, 13.6, 13.8, 13.9, 13.10, 13.11, 13.12(b) and (c)) and XIV, such term shall not, solely for such purpose, include a Series A Preferred Unitholder with respect to its Series A Preferred Units.

“London Business Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Moody’s” means Moody’s Investors Service, Inc.

“Named Rating Agency” means (a) each of Moody’s, S&P and Fitch; and (b) if any of Moody’s, S&P or Fitch ceases to rate the Series A Preferred Units or fails to make a rating of the Series A Preferred Units, as the case may be, publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) under the Securities Exchange Act selected by the General Partner as a replacement agency for any or all of Moody’s, S&P or Fitch, as the case may be.

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Operating Expenditures” means all Partnership Group cash expenditures, including, but not limited to, taxes, reimbursements of the General Partner in accordance with this Agreement, interest payments, Maintenance Capital Expenditures and non-Pro Rata repurchases of Units (other than those made with the proceeds of an Interim Capital Transaction), but excluding, subject to the following:

(a) payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness shall not constitute Operating Expenditures; and

(b) Operating Expenditures shall not include (i) Expansion Capital Expenditures, (ii) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (iii) Series A Preferred Redemption Payments, or (iv) distributions to Partners. Where capital expenditures consist of both Maintenance Capital Expenditures and Expansion Capital Expenditures, the General Partner, with the concurrence of the Conflicts Committee, shall determine the allocation between the portion consisting of Maintenance Capital Expenditures and the portion consisting of Expansion Capital Expenditures and, with respect to the part of such capital expenditures consisting of Maintenance Capital Expenditures, the period over which the capital expenditures made for other purposes will be deducted as an Operating Expenditure in calculating Operating Surplus.

“Outstanding” means with respect to Partnership Securities, all Partnership Securities that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Securities of any class, all Partnership Securities owned by or for the benefit of such Person or Group shall not be entitled to be voted on any matter and shall not be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Securities so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Securities shall not, however, be treated as a separate class of Partnership Securities for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Securities of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that, upon or prior to such acquisition, the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, (iii) any Person or Group who acquired 20% or more of any Partnership Securities issued by the Partnership with the prior approval of the Board of Directors or (iv) any Series A Preferred Unitholder in connection with any vote, consent or approval of the Series A Preferred Unitholders pursuant to Section 5.14(b)(iii).

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including Common Units, Class B Units, Class C Units, Class D Units, Series A Preferred Units, Subordinated Units, General Partner Units and Incentive Distribution Rights.

“Paying Agent” means the Transfer Agent, acting in its capacity as paying agent for the Series A Preferred Units, and its respective successors and assigns or any other paying agent appointed by the General Partner; provided, however, that if no Paying Agent is specifically designated for the Series A Preferred Units, the General Partner shall act in such capacity.

“Percentage Interest” means, as of any date of determination, (a) as to the General Partner with respect to General Partner Units and as to any Unitholder (other than in respect of Series A Preferred Units) with respect to Units (other than in respect of Series A Preferred Units), as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of General Partner Units held by the General Partner or the number of Units held by such Unitholder (other than in respect of Series A Preferred Units), as the case may be, by (B) the total number of Outstanding Units (other than in respect of Series A Preferred Units) and General Partner Units, and (b) as to the holders of other Partnership Securities issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to a Series A Preferred Unit or an Incentive Distribution Right shall at all times be zero.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, (b) when used with respect to Partners and Assignees or Record Holders, apportioned among all Partners and Assignees or Record Holders in accordance with their relative Percentage Interests, (c) solely when used with respect to Series A Preferred Units, apportioned equally among all Series A Preferred Unitholders in accordance with the relative number or percentage of Series A Preferred Units held by each such Series A Preferred Unitholder, and (d) when used with respect to holders of Incentive Distribution Rights, apportioned equally among all holders of Incentive Distribution Rights in accordance with the relative number or percentage of Incentive Distribution Rights held by each such holder.

“Rating Agency” means any nationally recognized statistical rating organization (within the meaning of Section 3(a)(62) of the Securities Exchange Act) that publishes a rating for the Partnership.

“Ratings Decline Period” means the period that (a) begins on the occurrence of a Change of Control and (b) ends 60 days following consummation of such Change of Control.

“Reuters Page LIBOR01” means the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

“S&P” means S&P Global Ratings, a division of S&P Global Inc.

“Series A Preferred Alternative Conversion Consideration” has the meaning set forth in Section 5.14(b)(xi)(D).

“Series A Preferred Base Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 per unit.

“Series A Preferred Change of Control Conversion Date” has the meaning set forth in Section 5.14(b)(xi)(A).

“Series A Preferred Change of Control Conversion Right” has the meaning set forth in Section 5.14(b)(xi)(A).

“Series A Preferred Common Unit Conversion Consideration” has the meaning set forth in Section 5.14(b)(xi)(A).

“Series A Preferred Conversion Common Units” means Common Units issued upon conversion of the Series A Preferred Units pursuant to Section 5.14(b)(xi).

“Series A Preferred Conversion Ratio” has the meaning set forth in Section 5.14(b)(xi)(C).

“Series A Preferred Current Criteria” means the equity credit criteria of a Rating Agency for securities such as the Series A Preferred Units, as such criteria are in effect as of the Series A Preferred Original Issue Date.

“Series A Preferred Distribution Payment Date” means, during the Series A Preferred Fixed Rate Period, the 15th day of June and December of each year, and during the Series A Preferred Floating Rate Period, the 15th day of March, June, September and December of each year; provided, however, that if any Series A Preferred Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Preferred Distribution Payment Date shall instead be on the immediately succeeding Business Day; provided further, that the first Series A Preferred Distribution Payment Date shall be June 15, 2018.

“Series A Preferred Distribution Period” means a period of time from and including the preceding Series A Preferred Distribution Payment Date (other than the initial Series A Preferred Distribution Period, which shall commence on and include the Series A Preferred Original Issue Date), to, but excluding, the next Series A Preferred Distribution Payment Date for such Series A Preferred Distribution Period.

“Series A Preferred Distribution Rate” means an annual rate equal to (i) during the Series A Preferred Fixed Rate Period, 7.375% of the Series A Preferred Liquidation Preference and (ii) during the Series A Preferred Floating Rate Period, a percentage of the Series A Preferred Liquidation Preference equal to the sum of (a) the Series A Preferred Three-Month LIBOR, as calculated on each applicable Series A Preferred LIBOR Determination Date, and (b) 5.148%.

“Series A Preferred Distribution Record Date” has the meaning assigned to such term in Section 5.14(b)(ii)(B).

“Series A Preferred Distributions” means distributions with respect to Series A Preferred Units pursuant to Section 5.14(b)(ii).

“Series A Preferred Fixed Rate Period” means the period from and including the Series A Preferred Original Issue Date to, but not including, December 15, 2022.

“Series A Preferred Floating Rate Period” means the period from and including December 15, 2022 and thereafter until such time as all of the Outstanding Series A Preferred Units are redeemed in accordance with Section 5.14(b)(iv) or are converted in accordance with Section 5.14(b)(xi).

“Series A Preferred Junior Securities” means any class or series of Partnership Securities that, with respect to distributions on such Partnership Securities and distributions upon liquidation of the Partnership, ranks junior to the Series A Preferred Units, including but not limited to Common Units and Incentive Distribution Rights, but excluding any Series A Preferred Parity Securities and Series A Preferred Senior Securities.

“Series A Preferred LIBOR Determination Date” means the London Business Day immediately preceding the first day in each relevant Series A Preferred Distribution Period.

“Series A Preferred Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 (subject to adjustment for any splits, combinations or similar adjustments to the Series A Preferred Units), which liquidation preference shall be subject to increase by the per Series A Preferred Unit amount of any accumulated and unpaid Series A Preferred Distributions (whether or not such distributions shall have been declared).

“Series A Preferred Original Issue Date” means November 20, 2017.

“Series A Preferred Parity Securities” means any class or series of Partnership Interests established after the Series A Preferred Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks on parity with the Series A Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series A Preferred Ratings Event” means a change by any Rating Agency to the Series A Preferred Current Criteria, which change results in (i) any shortening of the length of time for which the Series A Preferred Current Criteria are scheduled to be in effect with respect to the Series A Preferred Units or (ii) a lower equity credit being given to the Series A Preferred Units than the equity credit that would have been assigned to the Series A Preferred Units by such Rating Agency pursuant to its Series A Preferred Current Criteria.

“Series A Preferred Redemption Date” has the meaning assigned to such term in Section 5.14(b)(iv)(A).

“Series A Preferred Redemption Notice” has the meaning assigned to such term in Section 5.14(b)(iv)(B).

“Series A Preferred Redemption Payments” means payments to be made to the Series A Preferred Unitholders to redeem Series A Preferred Units in accordance with Section 5.14(b)(iv).

“Series A Preferred Redemption Price” has the meaning assigned to such term in Section 5.14(b)(iv)(A).

“Series A Preferred Senior Securities” means any class or series of Partnership Interests established after the Series A Preferred Original Issue Date by the General Partner, the terms of which class or series expressly provide that it ranks senior to the Series A Preferred Units as to distributions and amounts payable upon a dissolution or liquidation pursuant to Article XII.

“Series A Preferred Three-Month LIBOR” has the meaning assigned to such term in Section 5.14(b)(ii)(C).

“Series A Preferred Unit” has the meaning assigned to such term in Section 5.14(a).

“Series A Preferred Unitholder” means a Record Holder of Series A Preferred Units.

“Series A Preferred Unit Cap” has the meaning set forth in Section 5.14(b)(xi)(C).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for any class of Partnership Securities; provided, that if no Transfer Agent is specifically designated for any class of Partnership Securities, the General Partner shall act in such capacity. The Transfer Agent and registrar for the Series A Preferred Units shall be American Stock Transfer & Trust Company, LLC, a New York limited liability trust company, and its successors and assigns, or any other transfer agent and registrar appointed by the General Partner for the Series A Preferred Units.

“Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Class B Units, Class C Units, Class D Units, Series A Preferred Units and Subordinated Units but shall not include (i) General Partner Units (or the General Partner Interest represented thereby) or (ii) Incentive Distribution Rights.

“Unit Majority” means (i) during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates), voting as a class, and at least a majority of the Outstanding Subordinated Units, voting as a class, and (ii) after the end of the Subordination Period, at least a majority of the Outstanding Common Units and Class B Units, if any, voting as a single class, but (in each case) excluding the Series A Preferred Units.

(b) Section 4.1 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 4.1 Certificates.

Subject to Section 5.14(b)(i)(B) with respect to Series A Preferred Units, upon the Partnership’s issuance of Common Units, Subordinated Units, Class B Units, Class C Units, Class D Units or Series A Preferred Units to any Person, the Partnership shall issue, upon the request of such Person, one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, (a) upon the General Partner’s request, the Partnership shall issue to it one or more Certificates in the name of the General Partner evidencing its General Partner Units and (b) upon the request of any Person owning Incentive Distribution Rights or any other Partnership Securities other than Common Units, Subordinated

Units, Class B Units, Class C Units, Class D Units or Series A Preferred Units, the Partnership shall issue to such Person one or more certificates evidencing such Incentive Distribution Rights or other Partnership Securities other than Common Units, Subordinated Units, Class B Units, Class C Units, Class D Units or Series A Preferred Units. Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Senior Vice President or Vice President and the Secretary or any Assistant Secretary of the General Partner. No Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the General Partner elects to issue Units in global form, the Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Units have been duly registered in accordance with the directions of the Partnership. Subject to the requirements of Section 6.7(c) and Section 6.7(e), the Partners holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.7. Subject to the requirements of Section 6.7(e), the Partners holding Certificates evidencing Class B Units may exchange such Certificates for Certificates evidencing Common Units on or after the period set forth in Section 5.11(f) pursuant to the terms of Section 5.11. Subject to the requirements of Section 6.10, the Partners holding Certificates evidencing Class D Units may exchange such Certificates for Certificates evidencing Common Units on or after the Class D Conversion Effective Date pursuant to the terms of Section 5.13. Subject to the requirements of Section 6.10, the Partners holding Certificates evidencing Series A Preferred Units may exchange such Certificates for Certificates evidencing Common Units on or after the Series A Preferred Conversion Effective Date pursuant to the terms of Section 5.14.”

(c) Section 5.5(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). The initial Capital Account attributable to a Series A Preferred Unit issued on the Series A Preferred Original Issue Date shall be the Series A Preferred Liquidation Preference for such Unit, irrespective of the amount paid by such holder for such Unit. The Capital Account attributable to any Partnership Interest shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest (provided that the Capital Account of a Series A Preferred Unitholder shall not be reduced by any Series A Preferred Distributions it receives) and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.”

(d) Section 5.5(d)(i) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b) or the issuance of a Noncompensatory Option (including the conversion of a Series A Preferred Unit in accordance with Section 5.14(b)(xi)), the Capital Accounts of all Partners and the Carrying Value of each Partnership property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated to the Partners at such time pursuant to Section 6.1(c) in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of the issuance of a Partnership Interest pursuant to the exercise of a Noncompensatory Option where the right to share in Partnership capital represented by such Partnership Interest differs from the consideration paid to acquire and exercise such option, the Carrying Value of each Partnership property immediately after the issuance of such Partnership Interest shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property and the Capital Accounts of the Partners shall be adjusted in a manner consistent with Treasury Regulation Section 1.704-1(b)(2)(iv)(s); provided further, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, in the event of an issuance of a Noncompensatory Option to acquire a de minimis Partnership Interest, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.5(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of a Revaluation Event resulting from the exercise of a Noncompensatory Option, immediately after the issuance of the Partnership Interest acquired pursuant to the exercise of such Noncompensatory Option if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such method of valuation as it may adopt; provided, however, that the General Partner, in arriving at such valuation, must take fully into account the fair market value of the Partnership Interests of all Partners at such time. The General Partner shall allocate such aggregate value among the assets of the Partnership (in such manner as it determines in its discretion to be reasonable) to arrive at a fair market value for individual properties.”

(e) Section 5.6(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 5.6(d) and subject to any approvals required by Series A Preferred Unitholders pursuant to Section 5.14(b)(iii)(B) and Section 5.14(b)(iii)(C), the Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.”

(f) Section 5.9(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 5.9(d), Section 6.6 and Section 6.9 (dealing with adjustments of distribution levels), the Partnership may make a Pro Rata distribution of Partnership Securities (other than a distribution of Series A Preferred Units) to all Record Holders or may effect a subdivision or combination of Partnership Securities so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage, Cumulative Common Unit Arrearage or those based on the Series A Preferred Unit Liquidation Preference) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period) are proportionately adjusted.”

(g) Article V is hereby amended to add a new Section 5.14 creating a new series of Partnership Units as follows:

“(a) General. The Partnership hereby designates and creates a series of Units to be designated as “7.375% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”), having the preferences, rights, powers, and duties set forth herein, including this Section 5.14. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit, except as to the respective dates from which the Series A Preferred Liquidation Preference shall increase or from which Series A Preferred Distributions may begin accruing, to the extent such dates may differ. The Series A Preferred Units represent perpetual equity interests in the Partnership and, except as set forth in Sections 5.14(b)(iv) and 5.14(b)(xi), shall not give rise to a claim by the Partnership or a Series A Preferred Unitholder for redemption or conversion thereof, as applicable, at a particular date.

(b) Rights of Series A Preferred Units. The Series A Preferred Units shall have the following rights, preferences, and privileges and shall be subject to the following duties and obligations:

(i)	Series A Preferred Units.

(A) The authorized number of Series A Preferred Units shall be unlimited. Series A Preferred Units that are purchased or otherwise acquired by the Partnership shall be cancelled.

(B) The Series A Preferred Units shall be represented by one or more global Certificates registered in the name of the Depositary or its nominee, and no Series A Preferred Unitholder shall be entitled to receive a definitive Certificate evidencing its Series A Preferred Units, unless otherwise required by law or the Depositary gives notice of its intention to resign or is no longer eligible to act as such with respect to the Series A Preferred Units and the Partnership shall have not selected a substitute Depositary within sixty (60) calendar days thereafter. So long as the Depositary shall have been appointed and is serving with respect to the Series A Preferred Units, payments and communications made by the Partnership to Series A Preferred Unitholders shall be made by making payments to, and communicating with, the Depositary.

(ii)	Distributions.

(A) Distributions on each Outstanding Series A Preferred Unit shall be cumulative and compounding and shall accumulate at the applicable Series A Preferred Distribution Rate from and including the Series A Preferred Original Issue Date (or, for any subsequently issued and newly Outstanding Series A Preferred Units, from and including the Series A Preferred Distribution Payment Date immediately preceding the issue date of such Series A Preferred Units) until such time as the Partnership pays the Series A Preferred Distribution or redeems such Series A Preferred Unit in accordance with Section 5.14(b)(iv) or such Series A Preferred Unit is converted in accordance with Section 5.14(b)(xi), whether or not such Series A Preferred Distributions shall have been declared. Series A Preferred Unitholders shall be entitled to receive Series A Preferred Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series A Preferred Distribution Rate per Series A Preferred Unit when, as, and, if declared by the General Partner, prior to any other distributions made in respect of any other Units pursuant to Section 6.3. Series A Preferred Distributions, to the extent declared by the General Partner to be paid by the Partnership in accordance with this Section 5.14(b)(ii), shall be paid, in arrears, on each Series A Preferred Distribution Payment Date. Series A Preferred Distributions shall accumulate in each Series A Preferred Distribution Period from and including the preceding Series A Preferred Distribution Payment Date (other than the initial Series A Preferred Distribution Period, which shall commence on and include the Series A Preferred Original Issue Date), to, but not including, the next Series A Preferred Distribution Payment Date for such Series A Preferred Distribution Period; provided that distributions shall accrue on accumulated but unpaid Series A Preferred Distributions at the Series A Preferred Distribution Rate. If any Series A Preferred Distribution Payment Date otherwise would occur on a date that is not a Business Day, declared Series A Preferred Distributions shall be paid on the immediately succeeding Business Day without the accumulation of additional distributions. During the Series A Preferred Fixed Rate Period, Series A Preferred Distributions shall be payable based on a 360-day year consisting of twelve 30 day months. During the Series A Preferred Floating Rate Period, Series A Preferred Distributions shall be computed by multiplying the Series A Preferred Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series A Preferred Distribution Period (determined by including the first day of such Series A Preferred Distribution

Period and excluding the last day, which is the Series A Preferred Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series A Preferred Liquidation Preference of all Outstanding Series A Preferred Units. All Series A Preferred Distributions accrued by the Partnership pursuant to this Section 5.14(b)(ii) shall be payable without regard to income of the Partnership and shall be treated for federal income tax purposes as guaranteed payments for the use of capital under Section 707(c) of the Code, includable in ordinary income of a Series A Preferred Unitholder in its taxable year in which the Partnership deducts such payments as accrued. The guaranteed payment with respect to any Series A Preferred Distribution Period shall be for the account of the holders of Series A Preferred Units as of the applicable Series A Preferred Distribution Record Date.

(B) Not later than 5:00 p.m., New York City time, on each Series A Preferred Distribution Payment Date, the Partnership shall pay those Series A Preferred Distributions, if any, that shall have been declared by the General Partner to Series A Preferred Unitholders on the Record Date for the applicable Series A Preferred Distribution. The Record Date (the “Series A Preferred Distribution Record Date”) for the payment of any Series A Preferred Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series A Preferred Distribution Payment Date, except that in the case of payments of Series A Preferred Distributions in Arrears, the Series A Preferred Distribution Record Date with respect to a Series A Preferred Distribution Payment Date shall be such date as may be designated by the General Partner in accordance with this Section 5.14(ii). So long as any Series A Preferred Units are Outstanding, no distribution shall be declared or paid or set aside for payment on any Series A Preferred Junior Securities (other than a distribution payable solely in Series A Preferred Junior Securities) unless full cumulative Series A Preferred Distributions have been or contemporaneously are being paid or set apart for payment on all Outstanding Series A Preferred Units (and distributions on any other Series A Preferred Parity Securities) through the most recent respective Series A Preferred Distribution Payment Date (and distribution payment date with respect to such Series A Preferred Parity Securities, if any). Accumulated Series A Preferred Distributions in Arrears for any past Series A Preferred Distribution Period may be declared by the General Partner and paid on any date fixed by the General Partner, whether or not a Series A Preferred Distribution Payment Date, to Series A Preferred Unitholders on the Record Date for such payment, which may not be less than 10 days before such payment date. Subject to the next succeeding sentence, if all accumulated Series A Preferred Distributions in Arrears on all Outstanding Series A Preferred Units and all accumulated distributions in arrears on any Series A Preferred Parity Securities shall not have been declared and paid, or if sufficient funds for the payment thereof shall not have been set apart, payment of accumulated distributions in Arrears on the Series A Preferred Units and accumulated distributions in arrears on any such Series A Preferred Parity Securities shall be made in order of their respective distribution payment dates, commencing with the earliest distribution payment date. If less than all distributions payable with respect to all Series A Preferred Units and any other Series A Preferred Parity Securities are paid, any partial payment shall be made Pro Rata with respect to the Series A Preferred Units and any such other Series A Preferred Parity Securities entitled to a distribution payment at such time in proportion to the aggregate distribution amounts remaining due in respect of such Series A Preferred Units and such other Series A Preferred Parity Securities at such time. Subject to Sections 12.4 and Section 5.14(b)(iv), Series A Preferred Unitholders shall not be entitled to any distribution, whether payable in cash, property or Partnership Securities, in excess of full cumulative Series A Preferred Distributions. Except insofar as distributions accrue on the amount of any accumulated and unpaid Series A Preferred Distributions as described in Section 5.14(b)(ii)(A), no interest or sum of money in lieu of interest shall be payable in respect of any distribution payment which may be in Arrears on the Series A Preferred Units. So long as the Series A Preferred Units are held of record by the Depositary or its nominee, declared Series A Preferred Distributions shall be paid to the Depositary in same-day funds on each Series A Preferred Distribution Payment Date or other distribution payment date in the case of payments for Series A Preferred Distributions in Arrears.

(C) The “Series A Preferred Three-Month LIBOR” for each Series A Preferred Distribution Period during the Series A Preferred Floating Rate Period shall be determined by the Calculation Agent, as of the applicable Series A Preferred LIBOR Determination Date, in accordance with the following provisions:

(1) The Series A Preferred Three-Month LIBOR shall be the rate (expressed as a percentage per year) for deposits in U.S. dollars in amounts of at least $1,000,000 for a three-month period commencing on the first day of such Series A Preferred Distribution Period that appears on Reuters Page LIBOR01 as of 11:00 a.m. (London time) on the Series A Preferred LIBOR Determination Date.

(2) If the Series A Preferred Three-Month LIBOR cannot be determined as described in Section 5.14(b)(ii)(C)(1), the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to the Series A Preferred Three-Month LIBOR. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also amend the business day convention, the definition of Business Day, the definition of London Business Day, the Series A Preferred LIBOR Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the following will apply: If no offered rate appears on Reuters Page LIBOR01 on the relevant Series A Preferred LIBOR Determination Date at approximately 11:00 a.m., London time, then the Calculation Agent, after consultation with the General Partner, shall select four major banks in the London interbank market and request that the principal London offices of those four selected banks provide their offered quotations for deposits in U.S. dollars in amounts of at least $1,000,000 for a period of three months, commencing on the first day of the applicable Series A Preferred Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Series A Preferred LIBOR Determination Date for such Series A Preferred Distribution Period that is representative of single transactions at that time. If two or more quotations are provided, the Series A Preferred Three-Month LIBOR for such Series A Preferred Distribution Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Calculation Agent, after consultation with the General Partner, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the Series A Preferred LIBOR Determination Date for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of such Series A Preferred Distribution Period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, the Series A Preferred Three-Month LIBOR for such Series A Preferred Distribution Period will be the arithmetic average of the quotations provided. If less than three quotations are provided, the Calculation Agent, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate the Series A Preferred Three-Month LIBOR or any of the foregoing lending rates, shall determine the Series A Preferred Three-Month LIBOR for the applicable Series A Preferred Distribution Period in its sole discretion.

(3) All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

(D) Unless otherwise determined by the General Partner, Series A Preferred Distributions shall be deemed to have been paid out of deductions from Available Cash with respect to the Quarter ended immediately preceding the Quarter in which the Series A Preferred Distribution is made.

(iii)	Voting Rights.

(A) Notwithstanding anything to the contrary in this Agreement, the Series A Preferred Units shall not have any voting rights or rights to consent or approve any action or matter, except as set forth in Section 13.3(c), this Section 5.14(b)(iii) or as otherwise required by the Delaware Act.

(B) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a separate class, the General Partner shall not adopt any amendment to this Agreement that would have a material adverse effect on the powers, preferences, duties, or special rights of the Series A Preferred Units; provided, however, that (1) subject to Section 5.14(b)(iii)(C), the issuance of additional Partnership Securities shall not be deemed to constitute such a material adverse effect for purposes of this Section 5.14(b)(iii)(B) and (2) for purposes of this Section 5.14(b)(iii)(B), no amendment of this Agreement in connection with a merger or other transaction in which the Series A Preferred Units remain Outstanding with the terms thereof materially unchanged in any respect adverse to the Series A Preferred Unitholders shall be deemed to materially and adversely affect the powers, preferences, duties, or special rights of the Series A Preferred Units.

(C) Without the affirmative vote or consent of the holders of at least 66 2/3% of the Outstanding Series A Preferred Units, voting as a class together with holders of any other Series A Preferred Parity Securities upon which like voting rights have been conferred and are exercisable, the Partnership shall not (1) create or issue any Series A Preferred Parity Securities (including any additional Series A Preferred Units) if the cumulative distributions payable on Outstanding Series A Preferred Units (or any Series A Preferred Parity Securities) are in Arrears, (2) create or issue any Series A Preferred Senior Securities or (3) declare or pay any distribution to holders of Common Units from Available Cash from Capital Surplus.

(D) For any matter described in this Section 5.14(b)(iii) in which the Series A Preferred Unitholders are entitled to vote as a class (whether separately or together with the holders of any Series A Preferred Parity Securities), such Series A Preferred Unitholders shall be entitled to one vote per Series A Preferred Unit. Any Series A Preferred Units held by the Partnership or any of its Subsidiaries or their controlled Affiliates shall not be entitled to vote.

(E) Notwithstanding Sections 5.14(b)(iii)(B) and 5.14(b)(iii)(C), no vote of the Series A Preferred Unitholders shall be required if, at or prior to the time when such action is to take effect, provision is made for the redemption of all Series A Preferred Units at the time Outstanding.

(iv)	Optional Redemption; Series A Preferred Ratings Event.

(A) The Partnership shall have the right (1) at any time, and from time to time, on or after December 15, 2022, (2) at any time within 120 days after the conclusion of any review or appeal process instituted by the Partnership following the occurrence of a Series A Preferred Ratings Event or (3) at any time within 120 days after the first date on which a Change of Control Triggering Event occurred, in each case, to redeem the Series A Preferred Units, which redemption may be in whole or in part (except with respect to a redemption pursuant to clause (2) of this Section 5.14(b)(iv)(A) which shall be in whole but not in part), using any source of funds legally available for such purpose. Any such redemption shall occur on a date set by the General Partner (the “Series A Preferred Redemption Date”). The Partnership shall effect any such redemption by paying cash for each Series A Preferred Unit to be redeemed equal to 100% (in the case of a redemption described in clause (1) or (3) of this Section 5.14(b)(iv)(A)), or 102% (in the case of a redemption described in clause (2) of this Section 5.14(b)(iv)(A)), of the Series A Preferred Liquidation Preference for such Series A Preferred Unit on such Series A Preferred Redemption Date plus an amount equal to all unpaid Series A Preferred Distributions thereon from the Series A Preferred Original Issue Date to, but not including, the Series A Preferred Redemption Date (whether or not such distributions shall have been declared) (the “Series A Preferred Redemption Price”). So long as the Series A Preferred Units to be redeemed are held of record by the nominee of the Depositary, the Series A Preferred Redemption Price shall be paid by the Paying Agent to the Depositary on the Series A Preferred Redemption Date.

(B) The Partnership shall give notice of any redemption by mail, postage prepaid, not less than 30 days and not more than 60 days before the scheduled Series A Preferred Redemption Date to the Series A Preferred Unitholders (as of 5:00 p.m. New York City time on the Business Day next preceding the day on which notice is given) of any Series A Preferred Units to be redeemed as such Series A Preferred Unitholders’ names appear on the books of the Transfer Agent and at the address of such Series A Preferred Unitholders shown therein. Such notice (the “Series A Preferred Redemption Notice”) shall state, as applicable: (1) the Series A Preferred Redemption Date, (2) the number of Series A Preferred Units to be redeemed and, if less than all Outstanding Series A Preferred Units are to be redeemed, the number (and in the case of Series A Preferred Units in certificated form, the identification) of Series A Preferred Units to be redeemed from such Series A Preferred Unitholder, (3) the Series A Preferred Redemption Price, (4) the place where any Series A Preferred Units in certificated form are to be redeemed and shall be presented and surrendered for payment of the Series A Preferred Redemption Price therefor (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee), and (5) that distributions on the Series A Preferred Units to be redeemed shall cease to accumulate from and after such Series A Preferred Redemption Date.

(C) If the Partnership elects to redeem less than all of the Outstanding Series A Preferred Units, the number of Series A Preferred Units to be redeemed shall be determined by the General Partner, and such Series A Preferred Units shall be redeemed by such method of selection as the Depositary shall determine, either Pro Rata or by lot, with adjustments to avoid redemption of fractional Series A Preferred Units. The aggregate Series A Preferred Redemption Price for any such partial redemption of the Outstanding Series A Preferred Units shall be allocated correspondingly among the redeemed Series A Preferred Units. The Series A Preferred Units not redeemed shall remain Outstanding and entitled to all the rights and preferences provided in this Section 5.14.

(D) If the Partnership gives or causes to be given a Series A Preferred Redemption Notice, the Partnership shall deposit with the Paying Agent funds sufficient to redeem the Series A Preferred Units as to which such Series A Preferred Notice shall have been given, no later than 10:00 a.m. New York City time on the Series A Preferred Redemption Date, and shall give the Paying Agent irrevocable instructions and authority to pay the Series A Preferred Redemption Price to the Series A Preferred Unitholder whose Series A Preferred Units are to be redeemed upon surrender or deemed surrender (which shall occur automatically if the Certificate representing such Series A Preferred Units is issued in the name of the Depositary or its nominee) of the Certificates therefor as set forth in the Series A Preferred Redemption Notice. If the Series A Preferred Redemption Notice shall have been given, from and after the Series A Preferred Redemption Date, unless the Partnership defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Series A Preferred Redemption Notice, all Series A Preferred Distributions on such Series A Preferred Units to be redeemed shall cease to accumulate and all rights of holders of such Series A Preferred Units as Limited Partners with respect to such Series A Preferred Units to be redeemed shall cease, except the right to receive the Series A Preferred Redemption Price, and such Series A Preferred Units shall not thereafter be transferred on the books of the Transfer Agent or be deemed to be Outstanding for any purpose whatsoever. The Series A Preferred Unitholders shall have no claim to the interest income, if any, earned on such funds deposited with the Paying Agent. Any funds deposited with the Paying Agent hereunder by the Partnership for any reason, including redemption of Series A Preferred Units, that remain unclaimed or unpaid after two years after the applicable Series A Preferred Redemption Date or other payment date, as applicable, shall be, to the extent permitted by law, repaid to the Partnership upon its written request, after which repayment the Series A Preferred Unitholders entitled to such redemption or other payment shall have recourse only to the Partnership. Notwithstanding any Series A Preferred Redemption Notice, there shall be no redemption of any Series A Preferred Units called for redemption until funds sufficient to pay the full Series A Preferred Redemption Price of such Series A Preferred Units shall have been deposited by the Partnership with the Paying Agent.

(E) Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled. If only a portion of the Series A Preferred Units represented by a Certificate shall have been called for redemption, upon surrender of the Certificate to the Paying Agent (which shall occur automatically if the Certificate representing such Series A Preferred Units is registered in the name of the Depositary or its nominee), the Partnership shall issue and the Paying Agent shall deliver to the Series A Preferred Unitholders a new Certificate (or adjust the applicable book-entry account) representing the number of Series A Preferred Units represented by the surrendered Certificate that have not been called for redemption.

(F) Notwithstanding anything to the contrary in this Section 5.14, in the event that full cumulative distributions on the Series A Preferred Units and any Series A Preferred Parity Securities shall not have been paid or declared and set aside for payment, the Partnership shall not be permitted to repurchase, redeem or otherwise acquire, in whole or in part, any Series A Preferred Units or Series A Preferred Parity Securities except pursuant to a purchase or exchange offer made on the same relative terms to all Series A Preferred Unitholders and holders of any Series A Preferred Parity Securities. Subject to Section 4.10, so long as any Series A Preferred Units are Outstanding, the Partnership shall not be permitted to redeem, repurchase or otherwise acquire any Common Units or any other Series A Preferred Junior Securities unless full cumulative distributions on the Series A Preferred Units and any Series A Preferred Parity Securities for all prior and the then-ending Series A Preferred Distribution Periods, with respect to the Series A Preferred Units, and all prior and then ending distribution periods, with respect to any such Series A Preferred Parity Securities, shall have been paid or declared and set aside for payment.

(v) Liquidation Rights. In the event of any liquidation, dissolution, and winding up of the Partnership under Section 12.4 or a sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the Record Holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Partners or any Assignees, prior and in preference to any distribution of any assets of the Partnership to the Record Holders of any other class or series of Partnership Interests other than the Series A Preferred Units, (A) first, any accumulated and unpaid distributions on the Series A Preferred Units (regardless of whether previously declared) and (B) then, any positive value in each such holder’s Capital Account in respect of such Series A Preferred Units. If in the year of such liquidation and winding up, or sale, exchange, or other disposition of all or substantially all of the assets of the Partnership, any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Preferred Base Liquidation Preference of such Series A Preferred Units, then, after the allocations specified in Section 6.1(c)(i)(A) have been made, but otherwise notwithstanding anything to the contrary contained in this Agreement, and prior to any other allocation pursuant to this Agreement for such year and any distribution pursuant to the preceding sentence, items of gross income and gain shall be allocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit is equal to the Series A Preferred Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). If in the year of such liquidation, dissolution, or winding up any such Record Holder’s Capital Account in respect of such Series A Preferred Units is less than the aggregate Series A Preferred Base Liquidation Preference of such

Series A Preferred Units after the application of the preceding sentence, then to the extent permitted by applicable law and after making any allocations required under Section 6.1(c)(i)(A), but otherwise notwithstanding anything to the contrary contained in this Agreement, items of gross income and gain for any preceding taxable period(s) with respect to which IRS Form 1065 Schedules K-1 have not been filed by the Partnership shall be reallocated to all Unitholders then holding Series A Preferred Units, Pro Rata, until the Capital Account in respect of each such Outstanding Series A Preferred Unit after making allocations pursuant to this and the immediately preceding sentence is equal to the Series A Preferred Base Liquidation Preference (and no other allocation pursuant to this Agreement shall reverse the effect of such allocation). After such allocations have been made to the Outstanding Series A Preferred Units, any remaining Net Termination Gain or Net Termination Loss shall be allocated to the Partners pursuant to Section 6.1(c). At the time of the dissolution of the Partnership, subject to Section 17-804 of the Delaware Act, the Record Holders of the Series A Preferred Units shall become entitled to receive any distributions in respect of the Series A Preferred Units that are accrued and unpaid as of the date of such distribution, and shall have the status of, and shall be entitled to all remedies available to, a creditor of the Partnership, and such entitlement of the Record Holders of the Series A Preferred Units to such accrued and unpaid distributions shall have priority over any entitlement of any other Partners or Assignees with respect to any distributions by the Partnership to such other Partners or Assignees except for distributions in respect of Series A Preferred Units pursuant to Section 5.14(b)(ii); provided, however, that the General Partner, as such, will have no liability for any obligations with respect to such distributions to any Record Holder(s) of Series A Preferred Units.

(vi) Rank. The Series A Preferred Units shall each be deemed to rank:

(A) senior to any Series A Preferred Junior Securities;

(B) on parity with any Series A Preferred Parity Securities;

(C) junior to any Series A Preferred Senior Securities; and

(D) junior to all existing and future indebtedness of the Partnership and other liabilities with respect to assets available to satisfy claims against the Partnership.

(vii) No Sinking Fund. The Series A Preferred Units shall not have the benefit of any sinking fund.

(viii) Record Holders. To the fullest extent permitted by applicable law, the General Partner, the Partnership, the Transfer Agent, and the Paying Agent may deem and treat any Series A Preferred Unitholder as the true, lawful, and absolute owner of the applicable Series A Preferred Units for all purposes, and neither the General Partner, the Partnership, nor the Transfer Agent or the Paying Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which the Series A Preferred Units may be listed or admitted to trading, if any.

(ix) Notices. All notices or communications in respect of the Series A Preferred Units shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Section 5.14, this Agreement or by applicable law.

(x) Other Rights; Fiduciary Duties. The Series A Preferred Units and the Series A Preferred Unitholders shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Agreement or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement or any duty existing at law, in equity or otherwise, to the fullest extent permitted by applicable law, neither the General Partner nor any other Indemnitee shall owe any duties, including fiduciary duties, or have any liabilities to Series A Preferred Unitholders, other than the implied contractual covenant of good faith and fair dealing.

(xi)	Change of Control.

(A) Upon the occurrence of a Change of Control Triggering Event that occurs after the Series A Preferred Original Issue Date, each Series A Preferred Unitholder shall have the right (“Series A Preferred Change of Control Conversion Right”) to convert some or all of the Series A Preferred Units held by such Series A Preferred Unitholder on the Series A Preferred Change of Control Conversion Date into a number of Common Units per Series A Preferred Unit that is an amount equal to the Series A Preferred Conversion Ratio (such number of Common Units, the “Series A Preferred Common Unit Conversion Consideration”), unless the Partnership provides notice of its election to redeem Series A Preferred Units prior to the expiration of the Partnership’s redemption right contained in Section 5.14(b)(iv)(A)(3). The “Series A Preferred Change of Control Conversion Date” shall be the date fixed by the General Partner, in its sole discretion, as the date the Series A Preferred Units are entitled to be converted to Series A Preferred Conversion Common Units as provided in this Section 5.14(b)(xi). Such Series A Preferred Change of Control Conversion Date shall be a Business Day that is no fewer than 20 days nor more than 35 days from the date on which the Partnership provides the notice to Series A Preferred Unitholders of the Series A Preferred Change of Control Conversion Right under Section 5.14(b)(xi)(B).

(B) No later than five days following the expiration of the Partnership’s redemption right contained in Section 5.14(b)(iv)(A)(3) or, if earlier waived, the date of the Partnership’s waiver of such right, the Partnership will provide written notice to the Series A Preferred Unitholders that describes the Series A Preferred Change of Control Conversion Right and states: (1) the events constituting the Change of Control Triggering Event; (2) the date of the Change of Control Triggering Event; (3) the date on which the Partnership’s right to redeem the Outstanding Series A Preferred Units pursuant to Section 5.14(b)(iv)(A)(3) expired or was waived; (4) the Series A Preferred Change of Control Conversion Date; (5) the last date on which the Series A Preferred Unitholders may exercise their Series A Preferred Change of Control Conversion Right; (6) the method and period for calculating the Common Unit Price with respect to the Series A Preferred Units; (7) if applicable, the type and amount of Series A Preferred Alternative Conversion Consideration entitled to be received per Series A Preferred Unit; and (8) the procedures that the Series A Preferred Unitholders must follow to exercise the Series A Preferred Change of Control Conversion Right.

(C) Subject to Section 5.9, the “Series A Preferred Conversion Ratio” shall be calculated as the lesser of: the quotient obtained by dividing (1) the Series A Preferred Liquidation Preference as of the Series A Preferred Change of Control Conversion Date (unless the Series A Preferred Change of Control Conversion Date is after a Series A Preferred Distribution Record Date and prior to the corresponding Series A Preferred Distribution Payment Date, in which case any accumulated and unpaid distribution will be excluded from this amount) by the Common Unit Price and (ii) 58.2581 (the “Series A Preferred Unit Cap”). The General Partner shall make such adjustments to the Common Unit Price with respect to the Series A Preferred Units and the Series A Preferred Unit Cap as it determines to be equitable in view of any splits, combinations or distributions in the form of equity issuances or the payment of any Series A Preferred Alternative Conversion Consideration to the holders of the Common Units in connection with the Change of Control.

(D) In the case of a Change of Control pursuant to which Common Units will be converted into cash, securities or other property or assets (including any combination thereof) (“Series A Preferred Alternative Conversion Consideration”), each Series A Preferred Unitholder electing to exercise its Series A Preferred Change of Control Conversion Right will receive upon conversion of the Series A Preferred Units elected by such holder the kind and amount of such Series A Preferred Alternative Conversion Consideration on a per Series A Preferred Unit basis that such Series A Preferred Unitholder would have owned or been entitled to receive upon the Change of Control had such Series A Preferred Unitholder held a number of Common Units equal to the Series A Preferred Common Unit Conversion Consideration immediately prior to the effective time of the Change of Control; provided that, if the holders of Common Units have the opportunity to elect the form of consideration to be received in such Change of Control, the consideration that the Series A Preferred Unitholders electing to exercise their Series A Preferred Change of Control Conversion Right will receive will be the form and proportion of the aggregate consideration elected by the holders of Common Units who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of Common Units are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control. No fractional Common Units will be issued upon the conversion of the Series A Preferred Units. Instead, the Partnership shall pay the cash value of such fractional Common Units.

(E) Notwithstanding anything to the contrary in this Agreement, if the Partnership provides notice of its election to redeem Series A Preferred Units pursuant to Section 5.14(b)(iv), Series A Preferred Unitholders shall not have any right to convert the Series A Preferred Units that the Partnership has elected to redeem, and any Series A Preferred Units subsequently selected for redemption that have been tendered for conversion shall be redeemed on the Series A Preferred Redemption Date instead of converted on the Series A Preferred Change of Control Conversion Date.

(F) The Partnership shall issue a press release for publication through a news or press organization as is reasonably expected to broadly disseminate the relevant information to the public, or post notice on the website of the Partnership, in any event prior to the opening of business on the first Business Day following any date on which the Partnership (or a third party with its prior written consent) provides the notice described in Section 5.14(b)(xi)(B) to the Series A Preferred Unitholders.

(G) Each Series A Preferred Unitholder electing to exercise its Series A Preferred Change of Control Conversion Right will be required prior to the close of business on the third Business Day preceding the Series A Preferred Change of Control Conversion Date, to notify the Partnership of the number of Series A Preferred Units to be converted pursuant to the Series A Preferred Change of Control Conversion Right and otherwise to comply with any applicable procedures contained in the notice described in Section 5.14(b)(xi)(B) or otherwise required by the Depositary for effecting the conversion.

(H) Upon conversion, the rights of such participating Series A Preferred Unitholder as a holder of the Series A Preferred Units shall cease with respect to such converted Series A Preferred Units, and such Person shall continue to be a Partner and have the rights of a holder of Common Units under this Agreement. Each Series A Preferred Unit shall, upon its Series A Preferred Change of Control Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the issuance of the Series A Preferred Conversion Common Units.

(I) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of Series A Preferred Conversion Common Units. However, the participating Series A Preferred Unitholder shall pay any tax or duty that may be payable relating to any transfer involving the issuance or delivery of Series A Preferred Conversion Common Units.”

(h) Sections 6.1(a), (b) and (c) of the Partnership Agreement are hereby amended and restated in its entirety as follows:

“(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated as follows:

(i) First, 100% to the General Partner, in an amount equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years until the aggregate Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to the General Partner pursuant to Section 6.1(b)(iv) for all previous taxable years;

(ii) Second, 100% to the Series A Preferred Unitholders, in proportion to, and in an amount equal to the aggregate Net Losses allocated to the Series A Preferred Unitholders pursuant to Section 6.1(b)(iii) for all previous taxable periods, until the aggregate amount of Net Income allocated to the Series A Preferred Unitholders pursuant to this Section 6.1(a)(ii) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the Series A Preferred Unitholders pursuant to Section 6.1(b)(iii) for all previous taxable periods; provided that in no event shall Net Income be allocated to any such Series A Preferred Unitholder to cause its Capital Account in respect of a Series A Preferred Unit to exceed the Series A Preferred Base Liquidation Preference in respect of such Series A Preferred Units;

(iii) Third, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests, until the aggregate Net Income allocated to such Partners pursuant to this Section 6.1(a)(iii) for the current taxable year and all previous taxable years is equal to the aggregate Net Losses allocated to such Partners pursuant to Section 6.1(b)(ii) for all previous taxable years; and

(iv) Thereafter, 100% to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests.

(b) Net Losses. After giving effect to the special allocations set forth in Section 6.1(d), Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated as follows:

(i) First, 100% to the General Partner and the Unitholders holding Common Units, in accordance with their respective Percentage Interests, until the aggregate Net Losses allocated pursuant to this Section 6.1(b)(i) for the current taxable year and all previous taxable years is equal to the aggregate Net Income allocated to such Partners pursuant to Section 6.1(a)(iv) for all previous taxable years, provided that the Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(ii) Second, 100% to the General Partner and the Unitholders, in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b)(ii) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account);

(iii) Third, 100% to the Series A Preferred Unitholders, in proportion to their respective positive Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit then Outstanding has been reduced to zero; and

(iv) Thereafter, the balance, if any, 100% to the General Partner.

(c) Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d), all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and Section 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 12.4.

(i) If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Partners in the following manner (and the Capital Accounts of the Partners shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

(A) First, to each Partner having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Partners, until each such Partner has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

(B) Second, to all Series A Preferred Unitholders, Pro Rata, until the Capital Account in respect of each Outstanding Series A Preferred Unit equals the Series A Preferred Base Liquidation Preference;

(C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(i) or Section 6.4(b)(i) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the “Unpaid MQD”) and (3) any then existing Cumulative Common Unit Arrearage;

(D) Fourth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Class B Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Class B Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (D), until the Capital Account in respect of each Class B Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(b)(i) with respect to such Class B Unit for such Quarter;

(E) Fifth, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (E), until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Initial Unit Price, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter;

(F) Sixth, 100% to the General Partner and all Unitholders in accordance with their respective Percentage Interests, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Initial Unit Price, (2) the Unpaid MQD, (3) any then existing Cumulative Common Unit Arrearage, and (4) the excess of (aa) the First Target Distribution less the Minimum Quarterly Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(iv) and Section 6.4(b)(ii) (the sum of (1), (2), (3) and (4) is hereinafter defined as the “First Liquidation Target Amount”);

(G) Seventh, (x) to the General Partner in accordance with its Percentage Interest, (y) 13% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (G), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the First Liquidation Target Amount, and (2) the excess of (aa) the Second Target Distribution less the First Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(v) and Section 6.4(b)(iii) (the sum of (1) and (2) is hereinafter defined as the “Second Liquidation Target Amount”);

(H) Eighth, (x) to the General Partner in accordance with its Percentage Interest, (y) 23% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause

(x) and (y) of this clause (H), until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) the Second Liquidation Target Amount, and (2) the excess of (aa) the Third Target Distribution less the Second Target Distribution for each Quarter of the Partnership’s existence over (bb) the cumulative per Unit amount of any distributions of Available Cash that is deemed to be Operating Surplus made pursuant to Section 6.4(a)(vi) and Section 6.4(b)(iv) (the sum of (1) and (2) is hereinafter defined as the “Third Liquidation Target Amount”); and

(I) Finally, (x) to the General Partner in accordance with its Percentage Interest, (y) 48% to the holders of the Incentive Distribution Rights, Pro Rata, and (z) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the sum of the percentages applicable to subclause (x) and (y) of this clause (I).

(ii) If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Partners in the following manner:

(A) First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Subordinated Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (A), until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

(B) Second, (x) to the General Partner in accordance with its Percentage Interest and (y) to the Class B Unitholders, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (B) until the Capital Account in respect of each Class B Unit then Outstanding has been reduced to zero;

(C) Third, (x) to the General Partner in accordance with its Percentage Interest and (y) to all Unitholders holding Common Units, Pro Rata, a percentage equal to 100% less the percentage applicable to subclause (x) of this clause (C) until the Capital Account in respect of each Unit then Outstanding has been reduced to zero;

(D) Fourth, to all Series A Preferred Unitholders, in proportion to their Adjusted Capital Account balances, until the Adjusted Capital Account in respect of each Series A Preferred Unit then Outstanding has been reduced to zero; and

(E) Thereafter, the balance, if any, 100% to the General Partner.”

(i) Section 6.1(d)(iii)(A) is hereby amended and restated in its entirety as follows:

“(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) to any Unitholder with respect to its Units (other than to the Series A Preferred Unitholders with respect to the Series A Preferred Units) for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders (other than the Series A Preferred Unitholders) with respect to their Units (on a per Unit basis), then (1) there shall be allocated income and gain to each Unitholder receiving such greater cash or property distribution until the aggregate amount of such items allocated pursuant to this Section 6.1(d)(iii)(A) for the current taxable year and all previous taxable years is equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders (other than to the Unitholders holding Series A Preferred Units) receiving the smallest distribution and (bb) the number of Units owned by the Unitholder receiving the greater distribution; and (2) the General Partner shall be allocated income and gain in an aggregate amount equal to the product obtained by multiplying (aa) the quotient determined by dividing (x) the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs by (y) the sum of 100 less the General Partner’s Percentage Interest at the time in which the greater cash or property distribution occurs times (bb) the sum of the amounts allocated in clause (1) above.”

(j) Section 6.1(d) is hereby amended and restated to add a new Section 6.1(d)(xiii) as follows:

“(xiii) Series A Preferred Issuance Premium Allocation. Income of the Partnership attributable to the issuance by the Partnership of a Series A Preferred Unit for an amount in excess of the Series A Preferred Liquidation Preference for such Unit shall be allocated to the Partners (other than Series A Preferred Unitholders) in accordance with their respective Percentage Interests.”

(k) Section 6.2 is hereby amended and restated to add a new Section 6.2(i) and a new Section 6.2(j) as follows:

“(i) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

“(j) To the extent permitted by applicable law, the Partnership shall accrue and report the income and deduction from the guaranteed payment for the use of capital attributable to each Series A Preferred Distribution on the Series A Preferred Distribution Payment Date for such Series A Preferred Distribution without regard to whether the

Series A Preferred Distribution is paid, provided, however, that the portion of such income and deduction for the period beginning on the last Series A Preferred Distribution Payment Date of any tax year and continuing through the final day of such tax year shall be accrued and reported on the final day of such tax year.”

(l) Section 6.3(a) is hereby amended and restated as follows:

“(a) Except as otherwise required by Section 5.14(b)(ii), within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2005, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 17-607 of the Delaware Act, be distributed in accordance with this Article VI by the Partnership to the Partners as of the Record Date selected by the General Partner. All amounts of Available Cash distributed by the Partnership on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Partnership to the Partners pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Partnership on such date shall, except as otherwise provided in Section 6.5, be deemed to be “Capital Surplus.” All distributions required to be made under this Agreement shall be made subject to Section 17-607 of the Delaware Act. For the avoidance of doubt, the Series A Preferred Units shall not be entitled to distributions made pursuant to this Section 6.3(a).”

(m) The introductory language of Section 6.4(a) is hereby amended and restated as follows:

“(a) During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.14(b)(ii) or contemplated by Section 5.6 in respect of other Partnership Securities issued pursuant thereto:”

(n) The introductory language of Section 6.4(b) is hereby amended and restated as follows:

“(b) After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or Section 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.14(b)(ii) or contemplated by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:”

(o) Section 6.5 is hereby amended and restated as follows:

“Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 5.14(b)(ii) and subject to Section 17-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the General Partner and the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of

Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to the General Partner and all Unitholders holding Common Units, in accordance with their respective Percentage Interests, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.”

(p) Article VI is hereby amended and restated to add a new Section 6.11 as follows:

“Section 6.11 Special Provisions Relating to the Holders of Series A Preferred Units.

Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Series A Preferred Units (a) shall (i) possess the rights and obligations provided in this Agreement with respect to a Limited Partner pursuant to Article III and Article VII and (ii) have a Capital Account as a Partner pursuant to Section 5.5 and all other provisions related thereto and (b) shall not (i) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 5.14(b)(iii) or as required by applicable law, or (ii) be entitled to any distributions other than as provided in Section 5.14(b)(ii).”

(q) Section 7.11 is hereby amended and restated as follows:

“Subject to Section 5.14(b)(iv), the General Partner may cause the Partnership to purchase or otherwise acquire Partnership Securities; provided that, except as permitted pursuant to Section 4.10, the General Partner may not cause any Group Member to purchase Subordinated Units during the Subordination Period. Such Partnership Securities shall be held by the Partnership as treasury securities unless they are expressly cancelled by action of an appropriate officer of the General Partner. As long as Partnership Securities are held by any Group Member, such Partnership Securities shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Securities for its own account, subject to the provisions of Articles IV and X.”

(r) Section 9.3 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 9.3 Tax Controversies.

Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in Section 6231(a)(7) of the Code as in effect prior to the date specified in Section 1101(g)(1) of the Bipartisan Budget Act of 2015), and the “partnership representative” (as defined in Section 6223 of the Code following the date specified in Section 1101(g)(1) of the Bipartisan Budget Act of 2015) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. In its capacity as “partnership representative,” the General Partner shall exercise any and all authority of the

“partnership representative” under the Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Subchapter C of Chapter 63 of Subtitle A of the Code (including, without limitation, under Section 6226 of the Code). Each Partner agrees to cooperate with the General Partner and timely to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the General Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available. The General Partner may amend the provisions of this Agreement as determined appropriate in order to minimize the potential U.S. federal and state or local income tax consequences to current and former Limited Partners, and for the proper administration of the Partnership, upon any amendment to the provisions of Subchapter C of Chapter 63 of Subtitle A of the Code, as enacted by the Bipartisan Budget Act of 2015 or the Protecting Americans from Tax Hikes Act of 2015, or the promulgation of regulations or publication of other administrative guidance thereunder.”

(s) Section 9.4 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner or Assignee (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 5.14(b)(ii) or Section 6.3 in the amount of such withholding from such Partner.”

(t) Section 11.2 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Common Units, Class B Units, if any, and Subordinated Units, if any, voting as a single class (including, in each case, Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the outstanding Common Units and Class B Units, if any, voting as a single class and a majority of the outstanding Subordinated Units (if any Subordinated Units are then Outstanding) voting as a class (including, in each case, Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.3. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.3, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.3.”

(u) Section 12.4(c) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.4(b) and that required to satisfy the Series A Preferred Liquidation Preference provided for under Section 5.14(b)(v) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).”

(v) Section 13.1(d) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(d) subject to Section 5.14(b)(iii), a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;”

(w) Section 13.1(g) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“(g) subject to Section 5.14(b)(iii), an amendment that the General Partner determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6, including any amendment that the General Partner determines is necessary or appropriate in connection with (i) the adjustments of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution pursuant to the provisions of Section 5.11, (ii) the implementation of the provisions of Section 5.11 or (iii) any modifications to the Incentive Distribution Rights made in connection with the issuance of Partnership Securities pursuant to Section 5.6, provided that, with respect to this clause (iii), the modifications to the Incentive Distribution Rights and the related issuance of Partnership Securities have received Special Approval;”

(x) Section 13.2 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 13.2 Amendment Procedures.

Except as provided in Sections 5.14(b)(iii), 13.1 and 13.3, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the holders of a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any such proposed amendments.”

(y) Section 13.12 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Units on the Record Date set pursuant to Section 13.6 (and also subject to the limitations contained in the definition of “Outstanding”) shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) Only those Record Holders of the Series A Preferred Units on the Record Date set pursuant to Section 13.6 (and subject to the limitations contained in the definition of “Outstanding” and the limitations set forth in Section 5.14(b)(iii)) shall be entitled to notice of, and to vote at, a meeting of Limited Partners holding Series A Preferred Units or to act with respect to matters as to which the holders of the Outstanding Series A Preferred Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Series A Preferred Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Series A Preferred Units.

(c) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(c) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.”

(z) Section 15.1(a) of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Notwithstanding any other provision of this Agreement, if at any time the General Partner and its Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding (other than the Series A Preferred Units), the General Partner shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any Affiliate of the General Partner, exercisable at its option, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than the General Partner and its Affiliates, at the greater of (x) the Current Market Price as of the date three Business Days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by the General Partner or any of its Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.”

(aa) The first sentence of Section 16.1 of the Partnership Agreement is hereby amended and restated in its entirety as follows:

“Except as otherwise provided in Section 5.14(b)(ix) with respect to the Series A Preferred Units, any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below.”

2. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect. All references in the Partnership Agreement to the “Agreement” shall be deemed to mean the Partnership Agreement as amended by this Amendment.

3. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

4. Invalidity of Provision. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

General Partner:

DCP MIDSTREAM GP, LP

By:	DCP MIDSTREAM GP, LLC,
Its:	General Partner

By:	/s/ Michael S. Richards
Name:	Michael S. Richards
Its:	Vice President, Deputy General Counsel and Corporate Secretary

[Signature Page - Amendment No. 5 to the Second Amended & Restated Agreement of Limited Partnership]